Exhibit 99.1

                                  PRESS RELEASE

  GLOBAL NUTECH, INC. JOINT VENTURE PARTNER ENTERS INTO AGREEMENT TO DISTRIBUTE
                     NEW BLUE TOOTH EARPIECE SECURING DEVICE

Huntington Beach, CA - Marketwire- 2/22/11 - Global NuTech, Inc. (OTCBB: BOCL) (www.globalnutechinc.com) announced today that its Joint Venture partner, HIGA Corporation, has entered into an agreement with Sysna, Inc. to distribute a unique foam rubber device designed to securely fit a Blue Tooth earpiece in the user's ear.

The new device provides a snug fit of most Blue Tooth devices to the user's ear, providing an inexpensive and effective solution to ill-fitting Blue Tooth devices and the resulting loss of sound quality.

The product, designed by Sysna, Inc., is the first one to be manufactured pursuant to HIGA Corporation's Joint Venture Agreement with H&G Polymeric Products Co., Ltd. of Guan Dong, China. Global NuTech, Inc. will provide marketing and distribution assistance to HIGA Corporation.

E. G. Marchi, President of Global NuTech, Inc., stated, "We are pleased that our JV partner is entering into this strategic relationship with Sysna, Inc. We believe that this new product will be a `must get' accessory for all users of Blue Tooth-equipped cell and smart phones."

ABOUT GLOBAL NUTECH, INC.

Global NuTech, Inc. (OTCBB: BOCL) (www.globalnutechinc.com) provides marketing and distribution for a variety of commercial and consumer products including lines of environmentally-safe cleaning products for home and industrial purposes and the Agrigenic Food Company's Biotec Foods(R) (www.biotecfoods.com), Biomed Foods(R) (www.biomedfoods.com) and Biovet International(R) (www.biovet.net) lines of dietary and nutritional supplements.

NOTICE REGARDING FORWARD-LOOKING STATEMENTS

This news release contains "forward-looking statements," as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among other things, the development, costs and results of our exploration program at our properties and any anticipated future production. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with cleaning fluid and development stage exploration companies. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our annual report on Form 10-K for the most recent fiscal year, our quarterly reports on Form 10-Q and other periodic reports filed from time-to-time with the Securities and Exchange Commission.

Contact: E. G. Marchi (714) 373-1930